Exhibit 99.1

RAPT Therapeutics Reports Third Quarter 2020 Financial Results

SOUTH SAN FRANCISCO, Calif. – November 16, 2020 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the third quarter ended September 30, 2020 and provided an update on recent operational and business progress.

“Earlier today, we reported positive initial data from our ongoing Phase 1/2 clinical trial evaluating FLX475 in multiple cancer indications,” said Brian Wong, M.D., Ph.D., President and CEO of RAPT Therapeutics. “With the advancement of this program and continued enrollment for our ongoing Phase 1b study of RPT193 in atopic dermatitis, which we now expect to read out in the first half of 2021, we are well positioned for multiple catalysts in 2021.”

Financial Results for the Third Quarter and Nine Months Ended September 30, 2020

Third Quarter Ended September 30, 2020

Net loss for the third quarter of 2020 was $14.6 million, compared to $10.0 million for the third quarter of 2019.

Research and development expenses for the third quarter of 2020 were $12.9 million, compared to $8.6 million for the same period in 2019 due to increased clinical costs for FLX475 and RPT193, increased personnel costs and stock-based compensation expense, an increase in preclinical program costs and laboratory supplies.

General and administrative expenses for the third quarter of 2020 were $3.2 million, compared to $1.7 million for the same period of 2019. The increase was primarily due to an increase in stock-based compensation expense, personnel costs, legal and accounting fees and insurance expense offset by a decrease in consulting costs.

Nine Months Ended September 30, 2020

Net loss for the nine months ended September 30, 2020 was $40.2 million, compared to $29.8 million for the same period in 2019.

Research and development expenses for the nine months ended September 30, 2020 were $34.6 million, compared to $24.7 million for the same period in 2019. The increase was primarily due to an increase in clinical costs relating to FLX475 and RPT193, increased preclinical program costs as well as increased stock-based compensation and personnel expenses, offset by decreases in lab supplies and travel costs.

General and administrative expenses for the nine months ended September 30, 2020 were $9.3 million, compared to $6.1 million for the same period of 2019. The increase in general and administrative expenses was primarily due to increased stock-based compensation expense, increased personnel costs, an increase in legal and accounting fees as well as insurance expense offset by a decrease in travel and consulting costs.

As of September 30, 2020, we had cash and cash equivalents and marketable securities of $122.8 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets, including hematopoietic progenitor kinase 1 (HPK1) and general control nonderepressible 2 (GCN2), that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of results from clinical trials of FLX475 and RPT193. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s most recent Form 10-Q filed with the Securities and Exchange Commission and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Angela Bitting

media@rapt.com

(925) 202-6211

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$1,528	$—	$3,740	$—
Operating expenses:
Research and development	12,912	8,582	34,581	24,720
General and administrative	3,197	1,733	9,288	6,094

Total operating expenses	16,109	10,315	43,869	30,814

Loss from operations	(14,581)	(10,315)	(40,129)	(30,814)
Other income, net	237	344	763	1,033

Net loss before taxes	(14,344)	(9,971)	(39,366)	(29,781)
Provision for income taxes	287	—	791	—

Net loss	(14,631)	(9,971)	(40,157)	(29,781)
Other comprehensive income (loss):
Foreign currency translation adjustment	(70)	15	(65)	17
Unrealized gain on marketable securities	(33)	—	119	—

Total comprehensive loss	$(14,734)	$(9,956)	$(40,103)	$(29,764)

Net loss per share, basic and diluted	$(0.60)	$(12.41)	$(1.67)	$(40.15)

Weighted average number of shares used in computing net loss per share, basic and diluted	24,449,115	803,229	23,989,926	741,711

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$20,229	$77,383
Marketable securities	102,557	—
Prepaid expenses and other current assets	2,722	3,123

Total current assets	125,508	80,506
Property and equipment, net	3,073	3,707
Other assets	389	389

Total assets	$128,970	$84,602

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,405	$1,143
Accrued expenses	5,669	3,642
Deferred revenue	5,128	4,000
Other current liabilities	389	471

Total current liabilities	15,591	9,256
Deferred rent, net of current portion	2,200	2,225
Deferred revenue, non-current	1,132	—
Commitments
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	312,078	235,049
Accumulated other comprehensive income	74	20
Accumulated deficit	(202,107)	(161,950)

Total stockholders’ equity	110,047	73,121

Total liabilities and stockholders’ equity	$128,970	$84,602